Exhibit 99.1


 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact:  Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652

 FOR IMMEDIATE RELEASE
 ---------------------

          WESLEY A. BROWN APPOINTED TO JACK HENRY BOARD OF DIRECTORS

 Monett, MO - August 31, 2005 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated computer systems and ATM/debit card/ACH transaction processing, today announced that it has appointed Wesley A. Brown, 51, to its Board of Directors. Mr. Brown will fill the open board seat that resulted from the death of Burton O. George in July 2005. Mr. George had been a dedicated director since 1987.

 This appointment will maintain Jack Henry's seven-member board that includes four independent outside directors and three corporate officers.

 According to Jack Prim, CEO of Jack Henry & Associates, "We again extend our condolences to the George family, and want to formally acknowledge our gratitude for Burton's dedicated service and the guidance he consistently provided. While we will miss his ongoing contributions, we believe we have filled his seat with a highly qualified and enthusiastic board member."

 Mr. Brown is currently the managing director and president of Denver-based St. Charles Capital, LLC. Prior to founding St. Charles Capital, he served as managing director of McDonald Investments, Inc. (2001 to 2004), as executive vice president of the Wallach Company, Inc. (1991 to 2000), and as senior vice president in the Corporate Finance Department of Boettcher & Company (1981 to 1990). He was awarded a Masters in Business Administration from the Graduate School of Business at the University of Chicago, and obtained his undergraduate degree from the University of Colorado.

 Kevin Williams, CFO of Jack Henry & Associates, said, "Wes has extensive knowledge of financial institutions and the financial services industry, which is largely based on years as an investment banker specializing in financings and strategic transactions for commercial banks and thrifts. In fact, since January 1, 1993, he has personally negotiated approximately half of all the bank and thrift merger transactions that have occurred in Colorado. He also has wide experience serving on and leading a number of local and national Boards of various civic organizations."

 "We are excited to add Wes to our Board of Directors and believe his knowledge and experience will complement his fellow Board members and add strategic value to Jack Henry," concluded Mr. Prim.


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States, and has approximately 7,000 customers nationwide. For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and these statements should be reviewed by potential investors. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.